UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 16, 2009

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Lazare Kaplan International Inc. (the “Company”) received a Deficiency Letter from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”) dated September 16, 2009, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended May 31, 2009 (the “Annual Report”).  In this letter, the Staff informed the Company that the timely filing of the Annual Report is a condition for the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”).  In addition, the Company’s failure to file the Annual Report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

As stated in the letter, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide.  Accordingly, the Company has advised the Staff that it intends to submit a plan of compliance (“Plan”) by September 30, 2009, advising the Exchange of action it has taken, or will take, that will bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than December 15, 2009 (the “Plan Period”).

If the Company does not submit a Plan, or submits a Plan that is not accepted, it will be subject to delisting proceedings.  Furthermore, if the Plan is accepted but the Company is not in compliance with the continued listing standards by the end of the Plan Period, or does not make progress consistent with the Plan during the Plan Period, the Staff will initiate delisting proceedings as appropriate.

The Company is currently evaluating the steps needed to bring the Company into compliance but is unable at this time to estimate when the Annual Report will be filed.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: September 18, 2009	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer